Exhibit F-2

[LETTERHEAD OF
MORRIS, JAMES, HITCHENS & WILLIAMS LLP]

June 10, 2003

To the Addressees Listed
on Schedule A Attached Hereto

            Re:       PowerTree Carbon Company, LLC

Ladies and Gentlemen:

            We have acted as special Delaware counsel to PowerTree Carbon Company, LLC (the "Company"), solely for the purpose of delivering this opinion letter in connection with the formation of the Company. This letter is being delivered to you at the request of the Company. Reference herein to any document means such document as in effect on the date hereof. Capitalized terms used in this letter but not defined in this letter shall have the meanings assigned to such terms in the Operating Agreement of the Company, dated as of June 2, 2003 (the "Operating Agreement"), entered into among Duke Energy Corporation, Oklahoma Gas & Electric, Tennessee Valley Authority, and others, as the initial members of the Company. We understand that each of the entities listed on Schedule A hereto (each, a "Holding Company")is seeking approval from the Securities and Exchange Commission ("SEC") pursuant to Sections 9(a)(1) and 10 of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act") to acquire a membership interest in the Company, and that following its receipt of such approval, each Holding Company, or one or more of its subsidiaries, will be admitted as a member (each, a "Future Member") of the Company.

            For purposes of this letter, except as otherwise expressly stated in this letter, our review of documents has been limited to the review of originals or copies furnished to us of the following documents:

            (a)       The Certificate of Formation of the Company (the "Certificate of Formation"), as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on June 9, 2003;

             (b)       The Operating Agreement; and

             (c)       A Certificate of Good Standing for the Company, dated June 10, 2003, obtained from the Secretary of State (the "Good Standing Certificate").

            For purposes of this letter, we have not reviewed any documents other than the documents referenced in paragraphs (a) through (c) above and certain written statements of governmental authorities and others referenced in this paragraph. In particular, we have not reviewed and express no opinion as to any other document that is referred to in, incorporated by reference into, or attached (as an exhibit, schedule, or otherwise) to any of the documents reviewed by us. The opinions in this letter relate only to the documents specified in such opinions, and not to any exhibit, schedule, or other attachment to, or any other document referred to in or incorporated by reference into, any of such documents. We have assumed that there exists no provision in any document that we have not reviewed for purposes of this letter that bears upon or is inconsistent with or contrary to the opinions in this letter. We have conducted no factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, certain statements of governmental authorities and others (including, without limitation, the Good Standing Certificate), and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate and none of which we have independently investigated or verified.

            Based upon and subject to the foregoing, and subject to the assumptions, exceptions, qualifications and limitations in this letter, it is our opinion that:

1.	All provisions of the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq. (the "Act") applicable to the formation of the Company have been complied with.

2.	The Company has been duly formed and is validly existing in good standing as a limited liability company under the Act.

3.	When they have been duly admitted as members of the Company under the Act, each of the Future Members will be entitled to the rights and privileges of a member of the Company under the Act.

            The opinions in this letter are subject to the following assumptions, exceptions, qualifications and limitations in addition to those above:

            A.       The opinions in this letter are limited to the Act as in effect on the date hereof, and we have not considered and express no opinion on the effect of, concerning matters involving, or otherwise with respect to any other laws of any jurisdiction (including, without limitation, the laws of any other state, or the federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto.

            B.       We have assumed: (i) except as stated in numbered paragraph 2 above, the due incorporation or due formation, as the case may be, due organization, and valid existence in good standing under the laws of all relevant jurisdictions of each of the parties and each of the signatories (other than natural persons) to the documents reviewed by us; (ii) the due authorization, execution, and delivery (and, as applicable, filing) of each of such documents by each of the parties thereto and each of the signatories thereto (including, without limitation, the execution of the Certificate of Formation by an "authorized person" within the meaning of Section 18-201 of the Act); (iii) that each of such parties and signatories had and has the power and authority to execute, deliver, and perform (and, as applicable, file) such person's obligations under each of such documents; (iv) that none of such parties and signatories (other than natural persons) has dissolved; (v) the legal capacity of all relevant natural persons; (vi) that the Company has no members, managers, officers, employees, agents (other than the registered agent required under the Act), assets, or properties, and conducts no activities (other than the maintenance of a registered office as required under the Act and the filing of documents with the Secretary of State), in the State of Delaware; (vii) that each of the documents reviewed by us constitutes (or will, when executed, constitute) a legal, valid, and binding obligation of each party thereto, enforceable against each person or entity that is or will become a party thereto in accordance with its terms; and (viii) that each of the initial members of the Company has legally acquired its membership interest in the Company under the Act and in accordance will all other applicable laws, including the federal laws of the United States of America.

            C.       We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been and will not be terminated, rescinded, altered, or amended, are in full force and effect, and conform to the final, executed originals of such documents; and (v) each document reviewed by us constitutes the entire agreement among the parties thereto with respect to the subject matter thereof. Without limiting the generality of the foregoing, we have assumed that the Operating Agreement memorializes the entire limited liability company agreement (as defined in Section 18-101(7) of the Act) of the Company as in effect at the time of formation of the Company and constitutes the entire limited liability company agreement of the Company as in effect on the date hereof.

            D.       In connection with our opinion in numbered paragraph 3 above, we have further assumed: (i) the due incorporation or due formation, as the case may be, due organization, and valid existence in good standing under the laws of all relevant jurisdictions of each of the Future Members at the time of such Future Member's admission as a member of the Company; (ii) the due authorization, execution, and delivery of the Operating Agreement by the Future Members; (iii) that each of the Future

Members has or will have the power and authority to execute, deliver, and perform such Future Member's obligations under the Operating Agreement and any other documents or instruments contemplated by the Operating Agreement to be entered into or performed by the Future Members; (iv) that none of the Future Members (other than natural persons) has dissolved; (v) the legal capacity of all relevant natural persons; and (vi) that the Operating Agreement will, in all respects, be consistent with the Act and will constitute a legal, valid, and binding obligation of each of the Future Members, enforceable against each such Future Member in accordance with its terms; and (vii) that each of the Future Members will legally acquire its membership interest in the Company under the Act and in accordance will all other applicable laws, including the federal laws of the United States of America.

            E.       We express no opinion as to ownership of, title to, or any interest in any property.

            F.       We express no opinion as to the legality, binding nature or enforceability of any document or instrument.

            We consent to the Holding Companies and their respective subsidiaries that will become Future Members relying on this letter on the date hereof in connection with their application for approval from the SEC pursuant to the 1935 Act to acquire a membership interest in the Company. Except as set forth in the preceding sentence, without our prior written consent, this letter may not be furnished or quoted to, or relied upon by, any other person or entity, or relied upon for any other purpose. There are no implied opinions in this letter. This letter speaks only as of the date hereof, and we assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

Very truly yours,

//s// Morris, James, Hitchens & Williams LLP

NJC/cpm

SCHEDULE A

Name of Registered Holding Company
Ameren Corporation
American Electric Power Company, Inc.
Cinergy Corp.
Dominion Resources, Inc.
Entergy Corporation
Exelon Corporation
FirstEnergy Corp.
Great Plains Energy Incorporated
PEPCO Holdings, Inc
Progress Energy, Inc.
Xcel Energy, Inc.